As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xcel Energy Inc.

(Exact Name of Registrant as Specified in Its Charter)

MINNESOTA
(State or Other Jurisdiction of
Incorporation or Organization)

41-0448030
(I.R.S. Employer
Identification Number)

800 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 330-5500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

STOCK EQUIVALENT PLAN FOR NON-EMPLOYEE DIRECTORS OF XCEL ENERGY
(Full Title of the Plan)

RICHARD C. KELLY
President and Chief Operating Officer
Xcel Energy Inc.
800 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 330-5500

BENJAMIN G.S. FOWKE III
Vice President, Chief Financial Officer and Treasurer
Xcel Energy Inc.
800 Nicollet Mall
Minneapolis, Minnesota 55402
(612) 330-5500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
ROBERT J. JOSEPH
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
(312) 269-4176

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate	Amount of
Securities To Be Registered	Be Registered (1)	Per Unit (2)	Offering Price	Registration Fee
Common Stock (par value $2.50 per share)	750,000	15.905	$11,928,750	$1,512
Rights to Purchase Common Stock (par value $2.50 per share)(3)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plan as a result of a stock split, stock dividend or similar transaction affecting Common Stock.

(2)	This amount is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices of Xcel Energy Inc.’s Common Stock on the New York Stock Exchange on May 19, 2004.

(3)	One right to purchase Xcel Energy Inc. Common Stock automatically trades with each share of Xcel Energy Inc. Common Stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

     The following documents as filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(1)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)	Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2004;

(3)	Registrant’s Current Reports on Form 8-K dated January 14, 2004, January 28, 2004, January 28, 2004, February 11, 2004, March 1, 2004, March 24, 2004, April 28, 2004 and May 14, 2004;

(4)	The description of the Registrant’s Common Stock contained in its Current Report on Form 8-K filed on March 13, 2002; and

(5)	The description of the Registrant’s Rights to Purchase Common Stock contained in its Current Report on Form 8-K filed on January 4, 2001.

     All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The Registrant’s Common Stock and its Rights to Purchase Common Stock are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     The consolidated financial statements and the related financial statements schedules incorporated in this registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 27, 2004, (which expresses an unqualified opinion based on their audits and as it relates to 2002 and 2001, the report of other auditors, and includes emphasis of a matter paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, effective January 1, 2002, SFAS No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Derivatives Implementation Group Issue No. C20, Scope Exceptions: Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10(b) Regarding Contracts with a Price Adjustment Feature, effective October 1, 2003) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

     Section 302A.521 of the Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated

Articles of Incorporation, as amended, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes. Our Restated Articles of Incorporation also contain provisions limiting the liability of our company’s directors in certain instances. We have obtained insurance policies indemnifying our company and our company’s directors and officers against certain civil liabilities and related expenses.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1*	Restated Articles of Incorporation (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K (File No. 1-0304) filed on August 21, 2000).
4.2	By-laws of the Registrant.
4.3*	Stock Equivalent Plan for Non-Employee Directors of Xcel Energy (incorporated by reference to Appendix B to Registrant’s Proxy Statement (File No. 1-0304) filed on April 9, 2004).
4.4*	Stockholder Protection Rights Agreement dated December 13, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent. (Exhibit 1 to Form 8-K (File no. 001-03034) dated Jan. 4, 2001).
5.1	Opinion of Counsel regarding legality of shares.
23.1	Independent Auditors’ Consent of Deloitte & Touche LLP.
23.2	Independent Accountants’ Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney.
*	Incorporated by reference.

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, and State of Colorado, on the 20th day of May, 2004.

XCEL ENERGY INC.

By:	/s/ Benjamin G.S. Fowke III

Benjamin G.S. Fowke III
Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the date listed above by the following persons in the capacities indicated.

Signature	Title
* Wayne H. Brunetti	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

* Teresa S. Madden	Vice President and Controller (Principal Accounting Officer)
/s/ Benjamin G.S. Fowke III Benjamin G.S. Fowke III	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* Richard C. Kelly	President, Chief Operating Officer and Director

* C. Coney Burgess	Director

* David A. Christensen	Director

* Roger R. Hemminghaus	Director

* A. Barry Hirschfeld	Director

* Douglas W. Leatherdale	Director

* Albert F. Moreno	Director

* Margaret R. Preska	Director

* A. Patricia Sampson	Director

Signature	Title
* Ralph R. Peterson	Director

Richard H. Anderson	Director

* W. Thomas Stephens	Director

* /s/ Benjamin G.S. Fowke III Benjamin G.S. Fowke III	Attorney-in-Fact

EXHIBIT INDEX

4.1*	Restated Articles of Incorporation (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K (File No. 1-0304) filed on August 21, 2000).

4.2	By-laws of the Registrant.

4.3*	Stock Equivalent Plan for Non-Employee Directors of Xcel Energy (incorporated by reference to Appendix B to Registrant’s Proxy Statement (File No. 1-0304) filed on April 9, 2004).

4.4*	Stockholder Protection Rights Agreement dated December 13, 2000, between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent. (Exhibit 1 to Form 8-K (File no. 001-03034) dated Jan. 4, 2001).

5.1	Opinion of Counsel regarding legality of shares.

23.1	Independent Auditors’ Consent of Deloitte & Touche LLP.

23.2	Independent Accountants’ Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney.

*	Incorporated by reference.